Exhibit 99

  Bull Run Corporation Names Thomas J. Stultz President and Chief Executive
                     Officer of Host Communications, Inc.

    ATLANTA, July 21 /PRNewswire-FirstCall/ -- Bull Run Corporation
(OTC: BULL) announced today that Thomas J. Stultz has been named President and Chief Executive Officer of Bull Run's wholly-owned operating company, Host Communications, Inc. ("HOST"). He replaces Gordon Whitener who has recently left the company to pursue other opportunities. It is expected that Mr. Stultz will also be nominated to Bull Run's board of directors to fill
Mr. Whitener's seat.
    "Tom is an innovative marketer and an experienced executive who knows how to run a business," said President and Chief Executive Officer of Bull Run Corporation Robert S. Prather, Jr. "Over the past eight years he has led the publishing division of Gray Television, Inc. to record growth in revenues and increased cash flows by more than 600 percent. His top priorities will be to improve the profitability of Host Communications and build upon the franchises HOST enjoys in collegiate sports marketing, association management, publishing and event planning and marketing."
    "I am very excited about the opportunities at HOST. I love sports, sales and marketing, building relationships and working with innovative and creative people," said Stultz. "Jim Host built a great company that enjoys a tremendous reputation for excellence in everything it does. I look forward to building on that foundation. I believe the company has a great future."
    Stultz has served as president of Gray Publishing LLC in Lawrenceville, Georgia since February 1996, managing five daily newspapers owned by Gray Television, Inc. Prior to joining Gray, Stultz served as vice president and vice president - marketing of Multimedia Newspaper Company in Greenville, S.C. He has also held senior management positions with Harte-Hanks Communications, Inc. and the Suburban Journals of Greater St. Louis. He began his career as a reporter for the Ashland (KY) Daily Independent in June 1971.
    Bull Run, through HOST, provides comprehensive sales, marketing, multimedia, special event and convention/hospitality services to NCAA Division I universities and conferences, national/global associations, and domestic and international grassroots sports and lifestyle events (including the three-on-three basketball "Hoop-It-Up National Tour" and the "got milk? 3-v-3 Soccer Shootout" national tour.)

    Forward-Looking Statements
    Certain statements in this press release are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guaranties of future performance and actual results may differ materially from those forecasted.

SOURCE  Bull Run Corporation
    -0-                             07/21/2004
    /CONTACT: Robert S. Prather, Jr., President & Chief Executive Officer of Bull Run Corporation, +1-404-266-8333; or Thomas J. Stultz, President & Chief Executive Officer of HOST, +1-859-226-4356/
    /Web site:  http://www.bullruncorp.com /
    (BULL)

CO:  Bull Run Corporation; Host Communications, Inc. (HOST)
ST:  Georgia
IN:  SPT ENT OTC
SU:  PER